EXHIBIT 99.1

For immediate release
DeepOcean Board Recommends Acceptance of Mandatory Offer From Trico
•	Trico has acquired 51.5% of DeepOcean, and will offer to acquire remaining outstanding shares, for NOK 32 per share in cash

•	The offer price represents a 28% premium to the closing price of NOK 25 on May 15th

•	DeepOcean board and management recommend the offer to shareholders

•	DeepOcean management and Østensjø have agreed to sell all of their DeepOcean shares to Trico, for consideration consisting of a combination of cash and Trico equity securities
Houston, U.S. and Haugesund, Norway, May 16, 2008 (MARKET WIRE via COMTEX News Network) – Trico Marine Services, Inc. (Nasdaq: TRMA) (“Trico”) and DeepOcean ASA (OB Match: DEEP) (“DeepOcean”) announce that Trico, through its fully owned subsidiary Trico Shipping AS (“Trico Shipping”), has entered into agreements to acquire 55,728,955 shares in DeepOcean, representing 51.5% of the total share capital of DeepOcean on a fully diluted basis, for NOK 32 per share. As a result of these agreements, Trico Shipping will launch a mandatory offer to acquire the remaining shares in DeepOcean, for a consideration of NOK 32 per share in cash, consistent with Norwegian law. The Board of Directors of DeepOcean recommends that shareholders accept this offer.
Background to the offer
DeepOcean is a recognized market leader in the provision of high quality inspection, maintenance and repair (“IMR”), construction support and subsea intervention services. It is also a leading independent supplier of subsea trenching and cable laying services. DeepOcean controls a fleet of 14 multi-purpose service vessels (“MPSVs”) and anchor handling towing supply vessels equipped with dynamic positioning (“DP”) systems, operates a fleet of modern remote operated vehicles (“ROVs”) and trenching equipment and has pioneered the development of deepwater module handling systems. DeepOcean is based in Haugesund, Norway, and employs over 700 people, including approximately 100 engineers.
Trico’s strategy has been to expand its presence in the fast growing subsea services market, and in November 2007, it acquired Active Subsea ASA, a Norwegian offshore services company with a fleet of eight medium-sized MPSVs under construction.
The acquisition of DeepOcean will create one of the world’s largest providers of integrated subsea services. This rapidly growing market is characterized by a high level of required technical and operational expertise and serves a demanding customer base.
Trico expects to be able to accelerate DeepOcean’s growth across Trico’s global platform, leveraging Trico’s existing infrastructure, vessels and resources to bring DeepOcean’s specialized service offering to new customers throughout Trico’s operating regions.
Joseph S. Compofelice, Chairman and CEO of Trico commented, “The acquisition of DeepOcean represents a very important move into the highest level of technology and operating expertise in the fast growth area of subsea services. It is a natural extension of our November 2007 acquisition of Active Subsea where we acquired a fleet of new MPSVs designed specifically for global IMR services utilizing ROVs. DeepOcean will continue to be headquartered in Haugesund and will continue to operate on a stand alone basis headed by its current CEO Kåre Johannes Lie and his existing

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operating team, who have worked together for years to grow DeepOcean’s business and service capabilities.”
Speaking on behalf of the Board and Management of DeepOcean, Chairman Johan Rokstad said, “After careful consideration of all the stakeholders of DeepOcean, its customers, its employees and most importantly its shareholders, our Board of Directors felt that not only was value maximized for DeepOcean by virtue of this investment by Trico, but the future of DeepOcean was very much enhanced by the global scope of Trico, enabling DeepOcean to aggressively pursue its expansion plans in Mexico, West Africa, Southeast Asia and Brazil.”
Acquisition of shares in DeepOcean
The Board of Directors of DeepOcean has resolved to issue 20,000,000 new shares in DeepOcean to Trico Shipping, at a price of NOK 32 per share. This represents 18.5% of the total share capital of DeepOcean on a fully diluted basis.
Trico Shipping has entered into agreements to acquire 17,495,055 shares in DeepOcean in the open market at a price of NOK 32 per share. This represents 16.2% of the total share capital of DeepOcean on a fully-diluted basis.
DeepOcean management and West Supply IV AS (a shareholder of DeepOcean and an affiliate of Østensjø Rederi AS, represented on the Board of Directors by the Chairman Johan Rokstad) have agreed to sell all of their combined 18,233,900 DeepOcean shares to Trico Shipping, for a consideration consisting of a combination of cash and Trico equity securities with a total value of NOK 32 per share. These DeepOcean shares represent 16.9% of the total share capital of DeepOcean on a fully diluted basis. These purchases will be settled at the same time as shares acquired in open market transactions.
As a result of these transactions, Trico Shipping will be making a mandatory cash offer for DeepOcean shares in accordance with the Norwegian Securities Trading Act, chapter 6. The offer will close and be settled after the announced ex-dividend date, leaving the announced dividend of NOK 0.50 per share with the present owners.
Prior to these transactions, Trico and its affiliates did not hold any shares in DeepOcean.
The offer
The value of the offer price and the announced dividend combined will be NOK 32 per share. The offer price for each DeepOcean share will be NOK 31.50 payable in cash, in addition to the announced dividend for 2007 of NOK 0.50 per share.
Relative to the closing share price on May 15, 2008, the value of the offer price and announced dividend combined represents a premium of 28%.
Relative to the average closing share price over the last month, the value of the offer price and announced dividend combined represents a premium of 27%.
Relative to the average closing share price over the last 6 months, the value of the offer price and announced dividend combined represents a premium of 29%.
The total offer values the equity of DeepOcean, including the 20,000,000 shares issued to Trico, at NOK 3.5 billion ($682 million). On March 31, 2008, DeepOcean’s net interest bearing debt,

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adjusted for proceeds from the 20,000,000 shares issued to Trico, totaled NOK 649 million ($128 million). This implies an enterprise value of NOK 4.1 billion ($810 million).
An offer document detailing the background and conditions for the offer is being finalized. Following approval of the offer document by Oslo Børs, the offer document is expected to be distributed to all shareholders on or about the week of May 27th. The offer period is expected to be four weeks. Cash payment as settlement for shares tendered in the offer will take place as soon as practically possible after the closing date of the offer period and not later than 14 days after the closing date of the offer period.
Financing of the offer
Trico has obtained financing for the acquisition and the offer through a combination of cash, new and existing credit facilities and the issuance of new convertible debt securities. Trico has entered into definitive agreements with a group of new and existing institutional investors to issue $300 million aggregate principal amount of 6.50% Senior Convertible Debentures due 2028 (the “Debentures”). The Debentures will be convertible based on an initial conversion rate of 24.74023 shares per $1,000 principal amount of Debentures, which is equal to a conversion price of approximately $40.42. The initial conversion price represents a 15% premium to the volume weighted average price of Trico stock on May 15, 2008. Trico will be entitled to redeem the Debentures on or after May 15, 2013 and the holders of the Debentures may require Trico to repurchase all or a portion of their Debentures on May 15, 2013, May 15, 2015, May 15, 2018 and May 15, 2023 or otherwise in the event of certain fundamental change transactions, in each case at a cash redemption or repurchase price, as applicable, equal to 100% of the principal amount plus accrued and unpaid interest to the redemption or repurchase date, as applicable. The Debentures will otherwise mature on May 15, 2028. Lazard acted as sole placement agent with respect to the sale of the Debentures.
Advisors
Financial advisor to Trico is Lazard. Legal advisor to Trico as to Norwegian law is Bugge, Arentz-Hansen & Rasmussen and as to U.S. law is Bartlit Beck Herman Palenchar & Scott LLP. Financial advisor to DeepOcean is Carnegie. Legal advisor to DeepOcean is Selmer.
Oslo press conference
DeepOcean and Trico will hold a press conference on May 16th at 9:00am (Norway time)/3:00am (EST) in Oslo to discuss the transaction. The press conference will be held in the Jæger Room in the Conference Center on the 6th floor of the Grand Hotel. The address for the Grand Hotel is Karl Johansgate 31, Oslo.
Trico investor conference call
Trico will hold a conference call May 16, 2008 at 2:30pm (Norway time)/8:30am (EST) to discuss the details of the transaction. Presentation materials can be accessed at the Investor Relations page of Trico’s website at http://www.tricomarine.com. The call will be accessible to the public by telephone. Individuals who wish to participate in the conference call should dial (888) 806-6230, access code 4133545, in the United States or (913) 981-5595, access code 4133545, from outside the country.

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A telephonic replay of the conference call will be available until May 31, 2008, starting approximately 1 hour after the completion of the call, and can be accessed by dialing (888) 203-1112, access code 4133545 (callers outside of the United States should use (719) 457-0820, access code 4133545).
About DeepOcean
DeepOcean was formed in 1999, and is now a recognized market leader in the provision of high quality IMR, survey and construction support, and subsea intervention and decommissioning services. It is also the leading supplier of marine trenching and cable laying services. DeepOcean controls a fleet of 14 vessels equipped with dynamic positioning systems and together with its owners has driven the development of a new type of DP support vessel equipped with heavy weather launch and recovery systems. DeepOcean operates a fleet of modern ROVs and trenching equipment and has pioneered the development of deepwater module handling systems. DeepOcean is based in Haugesund, Norway, and supports its overseas operations through facilities in Aberdeen, Darlington and Norwich (United Kingdom), Den Helder (The Netherlands), Ciudad del Carmen (Mexico) and Singapore. DeepOcean employs over 700 people worldwide.
DeepOcean has been listed on the Oslo Børs since December 2005.
About Trico
Trico is a leading provider of marine support vessels to the offshore oil and gas industry, operating primarily in international markets, with operations in the North Sea, West Africa, Mexico, Brazil and Southeast Asia, as well as in the Gulf of Mexico. Trico uses its larger and more sophisticated vessels to provide support for the construction, installation, repair and maintenance of offshore facilities, the deployment of underwater remotely operated vehicles, or ROVs, sea floor cable laying and trenching services.
Trico’s diversified fleet of vessels provides a broad range of other services to offshore oil and gas operators, including transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities, and towing of drilling rigs and equipment from one location to another. As of May 15, 2008, Trico’s fleet consisted of 60 vessels, including five subsea platform supply vessels, seven other large capacity platform supply vessels, six large anchor handling, towing and supply vessels, 38 supply vessels, three crew boats, and one line handling (utility) vessel. Additionally, Trico has 11 vessels on order for delivery in 2008 and 2009, including eight MPSVs acquired in the Active Subsea acquisition.
Trico is headquartered in Houston, Texas.
For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.
Forward looking statements
Certain statements in this press release that are not historical fact may be forward-looking statements, which are subject to safe harbors created under the U.S. federal securities laws. Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of Trico that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. Specific factors that could cause such material differences include, among other things, successful outcome of the offer process for the DeepOcean shares. As stated above, to finance the acquisition of the Shares, the Company has secured additional debt financing and convertible debt financing. The Company believes it will be able to service this debt from its cash flows, but to the

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extent there are factors which adversely affect future cash flows, the Company may have difficulty servicing the debt incurred as a result of this acquisition. A description of risks and uncertainties relating to Trico and its industry and other factors, which could affect Trico’s results of operations or financial condition, are included in Trico’s U.S. Securities and Exchange Commission filings. All financials for DeepOcean are based on international financial reporting standards, and a U.S. GAAP reconciliation is not available at this time. The statements in this presentation that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” or “plan,” or similar expressions are also forward-looking statements. The above listing of factors is representative and is not intended as an all-encompassing list of such factors. We disclaim any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.
U.S. securities law legend
Because DeepOcean does not have securities registered under Section 12 of the U.S. Securities Exchange Act of 1934 (the “U.S. Exchange Act”) and because U.S. shareholders hold not more than 10 percent of the shares of DeepOcean, the mandatory offer would not be subject to Sections 14(d)(1) through 14(d)(7) of the U.S. Exchange Act, Regulation 14D and Schedules TO and 14D-9 thereunder, and Rules 14e-1 and 14e-2 of Regulation 14E under the U.S. Exchange Act. As described above, Trico or its affiliates have purchased or entered into agreements to purchase DeepOcean shares otherwise than in the offer. Trico will disclose the number of shares acquired otherwise than in the offer in a press release or in the offer document related to the mandatory offer.
For information:
Trico: Geoff A. Jones, Vice President and Chief Financial Officer +1 (713) 780-9926
DeepOcean: Johan Rokstad, Chairman of the Board +47 52 70 45 45
Dated May 16, 2008

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